EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770
(917) 692-0000

NETWORK-1 ANNOUNCES SETTLEMENT OF PATENT LITIGATION WITH MICROSOFT CORPORATION

New York, New York-November 9, 2015- Network-1 Technologies, Inc. (NYSE MKT: NTIP) announced today that Mirror World Technologies, Inc. (“MWT”), its wholly-owned subsidiary, agreed to settle its patent litigation against Microsoft Corporation (“Microsoft”) pending in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of U.S. Patent No. 6,006,227 (the “‘227 Patent”).

As part of the settlement, Microsoft entered into a Settlement Agreement and non-exclusive license agreement for the ‘227 Patent.  Under the terms of the agreement, Microsoft will license the ’227 for its full term, which expires in 2016, and will receive a fully paid up license, which covers Microsoft’s products.  Microsoft customers will also be covered under the  license to the ‘227 Patent.  Network-1 will receive $4,650,000 from Microsoft for the settlement and fully paid up license.

Pursuant to the Settlement Agreement, all claims against Microsoft in the litigation currently pending in the Eastern District of Texas will be dismissed with prejudice.   In addition, as customers of Microsoft, the litigation pending against Hewlett-Packard Company, Lenovo Group Ltd., Lenovo, Inc., Dell, Inc., Best Buy Co., Inc., Samsung Electronics of America, Inc. and Samsung Telecommunications America L.L.C. relating to the ‘227 Patent will also be dismissed.

MWT’s litigation for infringement of the ‘227, against Apple Inc. (“Apple”) currently pending in Texas will continue and is currently scheduled for trial in June 2016.  On May 23, 2013, MWT initiated patent litigation in the United States District Court for the Eastern District of Texas, Tyler Division, against Apple for infringement of the ‘227 Patent.  MWT seeks, among other things, monetary damages based upon reasonable royalties.  The lawsuit alleges that Apple has infringed and continues to infringe the claims of the ‘227 Patent by making, selling, offering to sell, and using infringing products including Mac OS operating system and personal computers that include versions of Mac OS, and by encouraging others to make, sell, and use these products.  On July 7, 2015, the court issued a decision denying Apple’s motion for summary judgment that MWT’s claim is barred because of the Kessler doctrine and denied without prejudice Apple’s motion for judgment on the pleadings that the ‘227 Patent is invalid under 35 U.S.C. §101.

The ‘227 Patent was among 9 patents and 5 pending patent applications acquired by Network-1, through MWT, from Mirror Worlds, LLC on May 21, 2013. The ‘227 Patent entitled Document Stream Operating System” relates to methods that enable unified search, indexing, displaying and archiving of documents in a computer system.  The inventions described in the 227 Patent resulted from the work done by Yale University computer scientist, Professor David Gelernter, and his then graduate student, Dr. Eric Freeman, in the mid-1990s.

The ‘227 Patent was the subject of litigation in Mirror Worlds, LLC v. Apple, Inc. (No. 6:08-cv-00088).  On October 1, 2010, a jury returned a verdict in that action in favor of Mirror Worlds upholding the validity of the three patents tried in the case (the ‘227 Patent and U.S. Patent Nos. 6,638,313, and 6,725,427), and finding that Apple had willfully infringed each of these patents.  Further, the jury awarded Mirror Worlds $208.5 million in damages.

After the trial, based on a lack of sufficiency of evidence of direct and indirect infringement, the district court vacated the jury verdict on infringement having also dismissed the indirect infringement case at the end of plaintiff’s case-in-chief.  While the infringement, willfulness and damages verdicts were vacated at the trial level, the jury’s validity verdicts were not overturned. The validity of the ‘227 Patent has also been reaffirmed by the U.S. Patent and Trademark Office since the trial in reexamination proceedings initiated by Apple resulting in two re-examination certificates which further validates that patent.

On appeal, the Federal Circuit Court of Appeals upheld the district court ruling overturning the jury verdict on direct infringement and the court’s dismissal of the indirect infringement case. In its opinion, the Court stated, “the use of Spotlight to search for documents on a computer that has sent and received documents (via e-mail, for example) and generates time ordered search results infringes claim 13 [of the ‘227 patent].”  The Court held, however, that Mirror Worlds had failed to introduce sufficient evidence that Apple or its customers had actually used the accused software features in an infringing manner during the relevant time period.  The allegations of infringement by MWT against Apple in the pending litigation relate to acts of infringement against Apple that arose after the prior lawsuit referenced above.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

            Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-four (24) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1’s acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission, including, among others, the continued validity of Network-1’s Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.